Exhibit 99.1

Editorial Contact:	Investor Contact:
Shawn Wolfe	Jane Underwood
shawn_wolfe@securecomputing.com	jane_underwood@securecomputing.com
408-979-6165	408-979-6186

SECURE COMPUTING CORPORATION APPOINTS DANIEL RYAN

PRESIDENT AND COO

Former Oracle and Stellent Exec to Lead Sales, Marketing and Product Development

SAN JOSE, Calif., August 28, 2007 – Secure Computing Corporation (NASDAQ: SCUR), a leading enterprise gateway security company, today announced the appointment of Daniel Ryan to the role of President and Chief Operating Officer (COO). Mr. Ryan joins Secure Computing from Oracle Corporation, the world’s largest enterprise software company, where he served as senior vice president, Enterprise Content Management Products. As President and COO, Ryan will be responsible for Worldwide Sales, Marketing, and Product Development.

“The Secure Computing team has executed well on its vision to become the leader in Enterprise Gateway Security,” said John McNulty, chairman and CEO, Secure Computing. “Dan will bring important expertise and an outstanding track record of accomplishments well-suited to continuing and accelerating our success in the enterprise security market.”

Dan Ryan brings an excellent track record of success to the task of building Secure Computing’s market leadership in his new role. Prior to the $440 million acquisition of Stellent by Oracle in December 2006, Ryan held the position of COO there, where he was instrumental in leading the organization from that of a niche enterprise software company to a leader in Enterprise Content Management. He held additional roles as well over his eight-year tenure at Stellent, including executive vice president of Marketing and Business Development, with additional responsibility over Product Management and Strategic Partnerships and Alliances. He also led the company’s corporate development activities and numerous acquisitions. Prior to Stellent, he served as vice president of Marketing and Business Development at Foglight Software, which was acquired by Quest Software.

“I believe that Secure Computing is substantially ahead of its competitors from a product and technology perspective, and is the only vendor addressing the entire spectrum of gateway security including Web, Network, Messaging and Identity and Access Management,” said Ryan. “These markets represent a significant, high-growth opportunity, and our objective is to assure that every organization that is serious about enterprise-wide security is armed with both Secure Computing appliances and TrustedSource™, the industry’s leading reputation solution. Secure Computing is positioned for great success, and I am very excited to work with our customers, partners and employees to realize that success.”

About Secure Computing:

Secure Computing (NASDAQ:SCUR), a leading provider of enterprise gateway security, delivers a comprehensive set of solutions that help customers protect their critical Web, email and network assets. Over half the Fortune 50 and Fortune 500 are part of our more than 20,000 global customers in 106 countries, supported by a worldwide network of more than 2,300 partners. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com